Exhibit(10)(iii)(A)(17.14)

AMENDMENT TO

CINCINNATI BELL MANAGEMENT PENSION PLAN

The Cincinnati Bell Management Pension Plan (the “Plan”) is hereby amended, effective as of January 1, 2008, by adding a new Article 20 reading as follows immediately after the current Article 19 of the Plan.

ARTICLE 20

2008 SPECIAL EARLY RETIREMENT BENEFITS

20.1 Overview. This Article 20 is effective as of January 1, 2008 and provides for special benefits to be provided certain Participants who accepted an early retirement offer of the Participating Employers, all as is provided for in the following provisions of this Article 20.

20.2 Special Definitions. For purposes of this Article 20 only, the following terms shall have the meanings hereinafter set forth.

20.2.1 The term “Eligible Participant” means any person who was eligible under Section 20.3 below to be provided the early retirement offer described in this Article 20.

20.2.2 The term “Extra Lump Sum Formula Amount” means, with respect to any Eligible Participant who accepted the early retirement offer provided under this Article 20 and subject to paragraphs (a) and (b) of this Subsection 20.2.2, an amount equal to the sum of: (1) the product obtained by multiplying (A) a dollar amount equal to two weeks value of the Eligible Participant’s base rate of pay as determined on October 1, 2007 by (B) the number of the whole years included in the Eligible Participant’s Net Credited Service as determined on October 1, 2007, up to but not in excess of 17 such years; and (2) the product obtained by multiplying (A) a dollar amount equal to four weeks value of the Eligible Participant’s base rate of pay as determined on October 1, 2007 by (B) the number of the whole years included in the Eligible Participant’s Net Credited Service as determined on October 1, 2007 in excess of 17 such years.

(a) Notwithstanding the foregoing provisions of this Subsection 20.2.2, an Eligible Participant’s “Extra Lump Sum Formula Amount” shall in no event be deemed to exceed an amount equal to 78 weeks value of the Eligible Participant’s base rate of pay as determined on October 1, 2007.

(b) For purposes of this Subsection 20.2.2, if prior to October 1, 2007 an Eligible Participant was assigned to a sales division of a Participating Employer and received Sales Incentive Compensation Awards, all such awards paid to him for the twelve month period ending on the day immediately preceding October 1, 2007 shall be taken into account in determining his base rate of pay on October 1, 2007. In addition, for purposes of this Subsection 20.2.2 and except as is provided in the immediately preceding sentence, night differentials, overtime pay, team incentive and other awards, bonuses, and any other amounts not part of an Eligible Participant’s basic rate of scheduled pay shall not be included in determining such Eligible Participant’s base rate of pay.

20.2.3 The term “Normal Retirement Extra Single Life Annuity Benefit” means, with respect to any Eligible Participant who accepted the early retirement offer described in this Article 20 and when determined as of any date (for purposes of this Subsection 20.2.3, the “subject date”), a hypothetical Single Life Annuity payable to the Eligible Participant that both (a) commences to be paid as of the later of the Eligible Participant’s Normal Retirement Date or the Eligible Participant’s Offer Retirement Date and (b) has a monthly amount that is actuarially equivalent to a hypothetical single sum payment that both is made as of the subject date and is equal to the Eligible Participant’s Extra Lump Sum Formula Amount. The actuarial assumptions to be used in making such actuarially equivalent calculation shall be solely the applicable interest rate and applicable mortality assumption that are in effect under Section 11.5 above for a benefit for which the subject date is the benefit’s commencement date.

20.2.4 The term “Offer Retirement Date” means, with respect to any Eligible Participant who accepted the early retirement offer described in this Article 20, the date the Participant ceases to be an Employee pursuant to such offer.

20.2.5 The term “Net Credited Service” means, with respect to any Eligible Participant, the Eligible Participant’s Term of Employment that would be determined under the terms of the Prior Pension Plan if all references to a “Covered Employee” in such Prior Pension Plan were deemed to be references to an “Employee” (and if section 4.1.8 of such Prior Pension Plan were disregarded).

20.3 Eligible Participants. Any person was eligible to be offered the early retirement offer described in this Article 20 if, and only if, he met the following conditions:

20.3.1 He was on October 1, 2007 both a Covered Employee and a Participant in the Plan; and

20.3.2 He would by December 31, 2009, if he remained an Employee from October 1, 2007 to December 31, 2009, either (a) have Net Credited Service of 30 or more years, (b) both be age 50 and have Net Credited Service of 25 or more years, (c) both be age 55 and have Net Credited Service of 20 or more years, or (d) both be age 60 and have Net Credited Service of 10 or more years; and

20.3.3 He was or is not prevented by the Participating Employers from accepting the early retirement offer provided under this Article 20 because of business needs of the Participating Employers. In this regard, the Participating Employers may take actions to exclude employees performing certain jobs from being eligible for such offer and/or to limit the number of employees in the Participating Employers in the aggregate, or in any department, job, or other unit, who will be permitted to accept such offer.

20.4 Offer.

20.4.1 The Participating Employers delivered or mailed written material to each Eligible Participant setting forth the early retirement offer described in this Article 20 on or about December 7, 2007.

20.4.2 Such early retirement offer provided that an Eligible Participant shall receive the benefits described in Sections 20.5 and 20.6 below if, and only if, the Eligible Participant satisfies all of the conditions set forth in the following paragraphs of this Subsection 20.4.2.

(a) He voluntarily terminated or terminates his employment with the Affiliated Employers on such date as was or is requested or agreed to by the Participating Employers, which date shall, except as is indicated in the immediately following sentence, not be earlier than December 7, 2007 or later than December 31, 2010. However, if the Eligible Participant terminated his employment with the Affiliated Employers between October 1, 2007 and December 7, 2007, he shall be deemed for all purposes of this Article 20 to have voluntarily terminated his employment with the Affiliated Employers on a date that was requested or agreed to by the Participating Employers and to have met the condition set forth in this paragraph (a).

(b) He accepted the early retirement offer described in this Article 20 by, and only by, signing a form prepared by the Participating Employers for this purpose (which form set forth the Eligible Participant’s agreement to accept the offer and, if applicable, to retire in accordance with the rules of the first sentence of paragraph (a) of this Subsection 20.4.2) and filing such signed form with the Participating Employers on or prior to December 31, 2007.

(c) He releases and waives any claims that he may have against the Affiliated Employers and all of the Affiliated Employers’ related parties that are requested to be released by the Participating Employers in connection with the early retirement offer described in this Article 20 by, and only by, signing a form prepared by the Participating Employers for this purpose and filing such signed form with the Participating Employers on his Offer Retirement Date or on any of the three immediately following business days (or, if he terminated his employment with the Affiliated Employers between October 1, 2007 and December 7, 2007, by, and only by, signing a form prepared by the Participating Employers for this purpose and filing such signed form with the Participating Employers within such time, after he is notified as to the early retirement offer described in this Article 20, as is provided him by the Participating Employers).

(d) He meets all other conditions imposed by the Participating Employers for accepting such offer.

20.4.3 If an Eligible Participant did not accept the early retirement offer described in this Article 20 or fails to meet all of the conditions set forth in Subsection 20.4.2 above, he shall not at any time be entitled to the benefits described in Sections 20.5 and 20.6 below.

20.5 Special Extra Retirement Benefit. If an Eligible Participant accepted the early retirement offer described in this Article 20 and complies with all of the conditions of such offer, he shall be entitled to a special retirement benefit not otherwise provided under the foregoing Articles of this Plan. Such special retirement benefit is described in the following provisions of this Section 20.5 and is referred to in such provisions and in Section 20.6 below as the “extra retirement benefit.” The monthly or single sum amount of the Eligible Participant’s extra retirement benefit shall be determined under the provisions of Subsection 20.5.1 below, and all other details of the extra retirement benefit (including such benefit’s form of payment and commencement date) shall be determined under the provisions of Subsections 20.5.2, 20.5.3, and 20.5.4 below.

20.5.1 The monthly or single sum amount of the Eligible Participant’s extra retirement benefit shall be determined in accordance with the following paragraphs of this Subsection 20.5.1.

(a) If the Eligible Participant’s extra retirement benefit is paid to the Eligible Participant in the form of a Single Life Annuity that commences as of any certain date (for purposes of this paragraph (a), the “subject commencement date”), then the monthly amount of such benefit shall be equal to the greater of (i) the amount that would make such Single Life Annuity actuarially equivalent to a hypothetical single sum payment that both is made as of the subject commencement date and is equal to the Eligible Participant’s Extra Lump Sum Formula Amount or (ii) the amount that would make such Single Life Annuity actuarially equivalent to the Eligible Participant’s Normal Retirement Extra Single Life Annuity Benefit determined as of the subject commencement date. The actuarial assumptions to be used in making any of the actuarially equivalent calculations required under this paragraph (a) shall be solely the applicable interest rate and applicable mortality assumption that apply under Section 11.5 above to a benefit for which the subject commencement date is the benefit’s commencement date.

(b) If the Eligible Participant’s extra retirement benefit is paid to the Eligible Participant in the form of a Qualified Joint and Survivor Annuity that commences as of any certain date, then the monthly amount of such benefit shall be the amount that would be determined under Subsection 7.2.2 above if the extra retirement benefit were the Eligible Participant’s sole retirement benefit under the Plan.

(c) If the Eligible Participant’s extra retirement benefit is paid to the Eligible Participant in the form of a single sum payment that is made as of any certain date (for purposes of this paragraph (c), the “subject payment date”), then the single sum amount of such benefit shall be an amount equal to the greater of (i) the Eligible Participant’s Extra Lump Sum Formula Amount or (ii) the amount that would make such single sum payment actuarially equivalent to the Eligible Participant’s Normal Retirement Extra Single Life Annuity Benefit determined as of the subject payment date. The actuarial assumptions to be used in making any of the actuarially equivalent calculations required under this paragraph (c) shall be solely the applicable interest rate and applicable mortality assumption that apply under Section 11.5 above to a benefit for which the subject payment date is the benefit’s commencement date.

20.5.2 Except to the extent otherwise provided or modified in Subsection 20.5.3 below or Subsection 20.5.4 below or to the extent the context of this Article 20 otherwise requires, all of the provisions of this Plan (other than Articles 3, 4, 5, and 9 above) shall apply as if the Eligible Participant’s extra retirement benefit were added to and were a part of the Eligible Participant’s retirement benefit accrued under the Articles of this Plan that precede this Article 20 as of his Offer Retirement Date and as such benefit may be modified under the provisions of Section 20.6 below (for purposes of this Section 20.5 and Section 20.6 below, his “regular retirement benefit”). In particular, except to the extent otherwise provided or modified in Subsection 20.5.3 below or Subsection 20.5.4 below, the Eligible Participant’s extra retirement benefit and regular retirement benefit shall be deemed to be one retirement benefit for purposes of determining the form of and commencement date of such benefits and applying the provisions of Articles 10 and 17 above (which provide for benefit limits and top heavy plan rules).

20.5.3 Notwithstanding the provisions of Subsection 20.5.2 above but subject to the provisions of Subsection 20.5.4 below, as a special option and not in any event limiting the forms of benefit in which the Eligible Participant’s extra retirement benefit and regular retirement benefit can be paid, the Eligible Participant may elect to receive his extra retirement benefit and regular retirement benefit, in lieu of the normal form of benefit otherwise payable under Section 7.2 above or any other optional form of benefit described in Section 7.3 above and provided all of the election provisions of Section 7.4 above are met, in the following forms:

(a) a Single Life Annuity for his regular retirement benefit and a single sum payment for his extra retirement benefit; or

(b) if the Eligible Participant is married as of the commencement date of his retirement benefits under the Plan, a Qualified Joint and Survivor Annuity for his regular retirement benefit and a single sum payment for his extra retirement benefit.

The commencement date of the payment of each of his regular retirement benefit and his extra retirement benefit must in such case still be the same date and determined as if the Eligible Participant’s extra retirement benefit and regular retirement benefit were one benefit.

20.5.4 Notwithstanding the provisions of Subsections 20.5.2 and 20.5.3 above, if the Eligible Participant voluntarily terminated his employment with the Affiliated Employers and commenced the payment of his regular retirement benefit as of any date before January 1, 2008, then (a) the Eligible Participant’s extra retirement benefit shall not be added to or treated as a part of the Eligible Participant’s regular retirement benefit, (b) the commencement date of the Eligible Participant’s extra retirement benefit may not occur prior to January 1, 2008, and (c) the form and commencement date of the Eligible Participant’s extra retirement benefit shall be determined as if such benefit were the sole retirement benefit under the Plan (except that the provisions of Section 7.5 above, that provide for an automatic cashout of a retirement benefit, shall apply to the Eligible Participant’s extra retirement benefit only if such provisions would have applied to the combination of the Eligible Participant’s extra retirement benefit and regular retirement benefit had such regular retirement benefit not previously commenced to be paid).

20.6 Special Early Retirement Discount Factors for Regular Retirement Benefit. If an Eligible Participant (a) accepted the early retirement offer described in this Article 20, (b) complies with all of the conditions of such offer, and (c) has an Offer Retirement Date that is prior to December 31, 2009, then, in addition to the extra retirement benefit under Section 20.5 above, he shall have his regular retirement benefit under the Plan determined in accordance with the other provisions of the Plan but with the following adjustment: his Prior Pension Plan Amount (as is otherwise defined in Subsection 9.2.4(a) above) as of the commencement date of his regular retirement benefit (which Prior Pension Plan Amount is sometimes used to help determine his regular retirement benefit) shall be determined under the provisions of Subsection 9.2.4(a) above but with any early retirement discount reduction factors set forth in the provisions of the Prior Pension Plan that are used in such determination (to the extent the provisions of Subsection 9.2.4(a) above would require that such Prior Pension Plan early retirement discount factors are used in determining the Prior Pension Plan Amount) being applied in such determination of the Prior Pension Plan Amount based on the age and service with the Affiliated Employers that the Eligible Participant would have on December 31, 2009 if he continued in the employment of the Affiliated Employers from his Offer Retirement Date to December 31, 2009 (except that his age for such purposes will be based on his actual age on the commencement date of the benefit if such commencement date occurs after December 31, 2009).

IN ORDER TO EFFECT THE FOREGOING CHANGES TO THE PLAN, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Title:	V.P. General Counsel & Secretary
Date: